Exhibit 10.90
FLAGA GmbH
Flaga Straße 1, 2100 Leobendorf
FN 185471b im Firmenbuch des Landesgerichtes Korneuburg
Raiffeisen Zentralbank Österreich AG
att. Mr. Peter Straubinger
Am Stadtpark 9
1030 WIEN
Bratislava, July 24, 2007
Account No. 1-00.640.763/100; 550-70.678.248/004; 550-70.678.248/100; /Amendment Offer
Ladies und Gentlemen,
Reference is made to the debit balances, which are currently shown on our aforementioned accounts held with your bank (hereinafter collectively the “Accounts”), and the underlying legal relationship between our company and your bank. We hereby offer you to amend the aforementioned legal relationship (hereinafter the “Legal Relationship”) as follows:
QUOTE
Any debit balances which are currently shown on the Accounts will be repaid to the Bank not later than July 24, 2008. The aforementioned Legal Relationship will end with the repayment. All possible securities under and or in connection with the aforementioned Legal Relationship shall remain in full force and effect.
UNQUOTE
Apart from the amendments offered herein, the aforementioned Legal Relationship shall remain unchanged.
If you accept the present Amendment Offer, we shall pay you a one-time management fee in the amount of EUR 3.250,—.
You can accept the present offer on or before July 26, 2007 by debiting the aforementioned management fee to our account No 1-00.640.763/100 held with you. We hereby irrevocably authorize you to make such debit on our behalf and for our account. Your acceptance of the present offer will come into full force and effect by virtue of such debit only, irrespective of whether and when we may be informed about your acceptance.
Kind regards,
FLAGA GmbH
The Guarantor hereby fully agrees to and accepts the terms and conditions of this Amendment Offer.
Date: July 31, 2007

UGI Corporation

By:

Name: Robert W. Krick
Title: Vice President & Treasurer